Exhibit 10.38

EXECUTIVE INCENTIVE PLAN

The Company maintains an executive incentive plan (the “Plan”) that is a cash incentive program designed to motivate participants to achieve the Company’s overall corporate goals and their individual employee objectives, and to reward them for their achievements when those objectives are met. All of the Company’s executive officers are eligible to participate in the Plan. The annual cash incentive targets are determined as a percentage of the cash compensation for each of the executive officers and generally range from 30% to 50% of annual base salary.

During the first quarter of each fiscal year the Compensation Committee, in conjunction with the Board of Directors (the “Board”), determines the Company’s overall corporate objectives and gives relative weights to the value of each of the Company’s goal. These overall Company objectives also serve as the individual objectives for the CEO and therefore no separate individual goals are established for the CEO. In addition to these corporate objectives, the CEO, in consultation with the Compensation Committee, sets individual goals for each of the executive officers against which their performance is evaluated. Generally, the objectives and goals of the executive officers specifically relate to the achievement of the Company’s corporate objectives with financial objectives being determined in accordance with the Company’s annual operating budget.

The actual cash incentive award earned by an executive is determined by the Compensation Committee’s discretionary judgment, or in the case of the CEO the discretionary judgment of the non-management members of the Board. However, in order for any cash incentive award to be paid under the Plan, there must be at least partial attainment by the executive against the goals, but, unless specified in the particular goal, no specific percentage is required for the Compensation Committee to determine whether to award a bonus.

In making its determination, the Compensation Committee considers the relative attainment of the Company’s overall corporate performance objectives, the relative attainment of individual executive performance objectives and the individual’s performance in relation to targeted overall compensation. In addition, while the Compensation Committee’s decisions are focused primarily upon the achievement against the specific delineated goals, it does consider the overall assessment of the Company’s performance and the individual’s role therein. Actual payments under the Plan could exceed the percentage targets based upon the Compensation Committee’s judgment of performance against goals and overall performance.

The payment of bonuses under the Plan is discretionary. The judgments of the Compensation Committee are subjective and discretionary and thus there are no set formulas for determining the amount of a bonus to be awarded in the case of over or under achievement relative to a targeted goal, unless specifically stated in the particular goal. In this regard, the goals determined for each executive at the beginning of the year may be adjusted, at the discretion of the Compensation Committee, to reflect changes in key assumptions or external factors impacting the Company. The Compensation Committee retains absolute discretion as to whether to award any bonus and as to the amount of any bonus.